UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2015

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 30, 2015, R. Alan Kelley resigned as Chief Executive Officer, President and Director of Midwest Energy Emissions Corp. (the “Company”). Mr. Kelley will continue to serve the Company as a special advisor.

Effective as of March 30, 2015, the Board of Directors elected Richard MacPherson, the Company’s founder and a director of the Company, as Chief Executive Officer and President of the Company in place of Mr. Kelley. Immediately prior to his election, Mr. MacPherson was serving as a Vice President of the Company.

Richard A. MacPherson, age 59, became a Director on June 21, 2011. Mr. MacPherson is the founder of MES, Inc. and had been its Chief Executive Officer from 2008 until 2011. Over the past 10 years, Mr. MacPherson has worked with industry leading scientists and engineers to bring the Company’s technology from the R&D phase, through multiple product development stages, to the final commercialization phase, acting as the lead on all required initiatives and activities. He has been a senior-level executive in the services industry for over 25 years. Mr. MacPherson brings extensive start-up and business development knowledge, applied and proven through his corporate experience throughout the United States and Canada. He has worked in multiple industries, such as electric utilities, communications, marketing, as well as several entrepreneurial ventures in the communications, hospitality, geological and real estate development industries.

Mr. MacPherson is to be compensated at an annual rate of $180,000, subject to certain restrictive covenants provided in the Company’s financing agreement with its principal lender.

Mr. MacPherson does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. MacPherson and any other person pursuant to which he was selected as an officer, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. MacPherson, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K which have not been previously reported.

On March 30, 2015, and in connection with Mr. Kelley’s resignation, the Company and Mr. Kelley entered into an amendment to his employment agreement which provides for Mr. Kelley’s resignation as Chief Executive and President of the Company, and which amendment further provides that Mr. Kelley will continue to serve the Company as a special advisor through an employment term which has been extended to December 31, 2015, and provides that Mr. Kelley will be paid $12,500 per month which amount shall continue to be paid until such time that Mr. Kelley has been paid, together with previously paid 2015 base salary, a total of $140,000 during 2015.

The foregoing description of the amendment to Mr. Kelley’s employment agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

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Item 8.01. Other Events.

On March 31, 2015, the Company issued a press release which announced the election of Mr. MacPherson as Chief Executive Officer and President. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Third Amendment to Amended and Restated Employment Agreement between Midwest Energy Emissions Corp. and R. Alan Kelley dated March 30, 2015

99.1*	Press Release dated March 31, 2015

__________________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: March 31, 2015	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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